Exhibit 4.83

Termination Agreement of Current Control Contracts

This Termination Agreement of Current Control Contracts (this “Agreement”) is made as of July 8, 2018 in Beijing, the People’s Republic of China (the “PRC,” for purposes of this Agreement excluding Hong Kong, Macau and Taiwan) by and among:

Party A: Baidu Inc., a company duly formed and validly existing under the laws of the Cayman Islands, with its registered address at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Party B: Baidu Online Network Technology (Beijing) Co., Ltd., a limited liability company duly formed and validly existing under the PRC laws, with its registered address at 3/F, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing;

Party C: Beijing BaiduPay Science and Technology Co., Ltd., a limited liability company duly formed and validly existing under the PRC laws, with its registered address at 5/F, Block B, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing;

Party D: Zhixiang Liang, a PRC citizen, ID No.         ;

Party E: Beijing Baidu Netcom Science Technology Co., Ltd., a limited liability company duly formed and validly existing under the PRC laws, with its registered address at 2/F, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing;

Party F: An Yi Heng Tong (Beijing) Technology Co., Ltd., a limited liability company duly formed and validly existing under the PRC laws, with its registered address at Section BE, 4/F, Building One, No. 10 Shangdi 10th Street, Haidian District, Beijing;

And

Party G: Hailong Xiang, a PRC citizen, ID No.         .

In this Agreement, each of the Parties above are collectively referred to as the “Parties,” individually as a “Party,” and mutually as “Other Parties.”

WHEREAS:

(1)

Each of Party A, Party B, Party C, Party D, Party E, Party F and Party G has signed the documents listed in Exhibit 1 attached hereto (collectively the “Current Control Documents”; for avoidance of any doubt, “all” and/or “any” of the Current Control Documents referenced herein are limited to the documents listed in Exhibit 1 attached hereto) prior to the date hereof; and

(2)	Pursuant to the terms and subject to the conditions herein, each of the Parties agrees to terminate all of the Current Control Documents.

NOW, THEREFORE, the Parties agree as follows through negotiations:

1.	Termination of Current Control Documents

1.1

Each of Party A, Party B, Party C, Party D, Party E, Party F and Party G hereby irrevocably agrees and acknowledges that all of the Current Control Documents shall terminate and cease to have any effect as of the date hereof.

1.2

As of the date hereof, each of Party A, Party B, Party C, Party D, Party E, Party F and Party G shall have no right under all and/or any of the Current Control Documents, or be required to fulfill any obligation thereunder; provided, however, that any rights exercised and obligations fulfilled by each of the Parties on reliance of the Current Control Documents shall remain valid, no Party is required to return any payment, income or interest of any kind received by it or in its actual possession on reliance of the Current Control Documents, and any amount which has become due and payable among Party A, Party B, Party C, Party D, Party E, Party F and Party G shall be paid accordingly.

1.3

Unless otherwise provided in Section 1.2 above, each of Party A, Party B, Party C, Party D, Party E, Party F and Party G hereby irrevocably and unconditionally waives any dispute, claim, demand, right, obligation, liability, action, contract or cause of action of any kind or nature it had, has or may have against the Other Parties directly or indirectly in connection with or arising from all and/or any of the Current Control Documents.

1.4

Without prejudice to the generality of Sections 1.2 and 1.3 above, as of the date hereof, each of Party A, Party B, Party C, Party D, Party E, Party F and Party G hereby waives any commitment, debt, claim, demand, obligation and liability of any kind or nature that such Party or any of its successors, heirs, assigns or estate executors had, has or may have against the Other Parties and their respective current and past directors, officers, employees, counsels and agents, affiliates of the forgoing persons and the respective successors and assigns of each of the foregoing, in connection with or arising from the Current Control Documents, including claims and cause of action at law or equity, whether initiated or not, absolute or contingent, known or unknown.

2.	Representations and Warranties

2.1	Mutual Representations and Warranties. Each of the Parties represents and warrants to the Other Parties that:

(1) it has full legal rights, powers and authorities to execute this Agreement and all contracts and documents referenced herein to which it is a party, and execution of this Agreement represents expression of its genuine intent;

(2) none of its execution and performance of this Agreement will constitute breach of any organizational document to which it is a party or by which it is bound, any agreement executed or permit obtained by it, or result in its breach of or requirement for it to obtain any judgment, ruling, order or consent issued by a court, government authority or regulatory body; and

(3) it has obtained all consents, approvals and authorizations necessary for its valid execution of this Agreement, all contracts and documents referenced herein to which it is a party, and for its compliance with and performance of its obligations hereunder and thereunder.

3.	Covenants

3.1

In order to duly terminate the rights and obligations under the Current Control Documents, each Party shall execute all documents and take all actions that are necessary or advisable, provide active support for the Other Parties in obtaining relevant government approvals and/or registration documents and effecting relevant termination procedures (including without limitation the procedures to cancel registered equity pledge).

4.	Termination

4.1	Except for the circumstances expressly provided herein, the Parties agree to terminate this Agreement:

(1) by all of the Parties through negotiation, and all expenses and losses incurred therefrom shall be borne respectively by the incurring Party; or

(2) by the non-defaulting Party if the intent of this Agreement is incapable of fulfilment due to a Party’s breach of its obligations hereunder.

5.	Breach Liabilities and Indemnification

5.1	Any Party shall be deemed in breach of this Agreement if it breaches or fails to perform any of its representations, warranties, covenants, obligations and liabilities set forth herein.

5.2

Unless otherwise expressly agreed herein, any Party in breach of this Agreement shall indemnify the non-defaulting Party for any cost, liability or any loss (including without limitation any interest accrued therefrom and legal fees) incurred by the non-defaulting Party. The total amount of indemnity payable by the defaulting Party to the non-defaulting Party shall be the loss arising from such breach.

6.	Governing Law and Dispute Resolution

6.1

The formation of this Agreement and its validity, interpretation, performance and resolution of any dispute arising from this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2	All disputes arising from the performance of this Agreement or in connection with this Agreement shall be resolved by the Parties through negotiations in good faith.

6.3

Any Party may submit any dispute arising from this Agreement to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing in accordance with its arbitration rules and procedures then in effect. The arbitral tribunal shall consist of three arbitrators appointed in accordance with the arbitration rules, with one arbitrator appointed by the claimant, one arbitrator by the respondent and the third arbitrator by the two appointed arbitrators after consultation or by the CIETAC. The arbitration shall proceed on confidential basis in Chinese. The arbitral award shall be final and binding upon all Parties.

6.4	During the arbitration, except the matters under dispute and pending arbitration, each Party shall continue to exercise its other rights and fulfill its other obligations hereunder.

7.	Confidentiality

7.1

The Parties shall be obliged to keep confidential this Agreement and matters relating to this Agreement, and none of the Parties may disclose any matter relating hereto to a third party other than the Parties hereto without the written consent of the Other Parties, except for any disclosure:

(1) to the auditor, legal advisor and any other person engaged by it in the ordinary course of business, provided that such person shall be obliged to keep in confidence any information relating to this Agreement acquired by it during such engagement; and

(2) which could be otherwise accessible by the public, or is expressly required by law, regulation or relevant stock exchange authority.

8.	Miscellaneous

8.1	This Agreement shall become effective upon signature of all of the Parties.

8.2	The Parties may amend or modify this Agreement through negotiations. Any such amendment or modification shall be made in writing and become effective upon signature of all of the Parties.

8.3

If any provision hereof be held invalid or unenforceable, such provision shall be deemed to have never existed herein and have no effect upon validity of the remainder of this Agreement, and the Parties shall negotiate to provide for a new provision to the extent permissible by law to ensure that the intent of the original provision be realized to the maximum extent.

8.4

Unless otherwise provided herein, no failure or delay in exercising any right, power or privilege hereunder by a Party shall operate as its waiver of such right, power or privilege, nor shall single or partial exercise of such right, power or privilege preclude the exercise of any other right, power and privilege.

8.5	This Agreement is made in seven originals with one thereof for each Party, and each of the originals shall be equally binding.

(No text below, Signatures to follow)

IN WITNESS WHEREOF, each Party has executed or caused this Termination Agreement of Current Control Contracts to be executed by its authorized representative on its behalf as of the date first written above with immediate effect.

Party A:

Baidu, Inc.

Signature:	/s/ Yanhong Li
Name:
Title:	Director

Party B:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Hailong Xiang
Name:
Title:	Legal Representative

Party C:

Beijing BaiduPay Science and Technology Co., Ltd. (seal)

Signature:	/s/ Zhixiang Liang
Name:
Title:	Legal Representative

Party D:

Zhixiang Liang

Signature:	/s/ Zhixiang Liang

Party E:

Beijing Baidu Netcom Science Technology Co., Ltd. (seal)

Signature:	/s/ Zhixiang Liang
Name:
Title:	Legal Representative

Party F:

An Yi Heng Tong (Beijing) Technology Co., Ltd. (seal)

Signature:	/s/ Haibo Fu
Name:
Title:	Legal Representative

Party G:

Hailong Xiang

Signature:	/s/ Hailong Xiang

Exhibit 1

List of Current Control Documents

No.	Document Name	Signed by	Signed on
1	Exclusive Technology Consulting and Services Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing BaiduPay Science and Technology Co., Ltd.	February 28, 2008

2	Web Layout Copyright License Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing BaiduPay Science and Technology Co., Ltd.	February 28, 2008

3	Supplementary Agreement to the Exclusive Technology Consulting and Services Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing BaiduPay Science and Technology Co., Ltd.	April 22, 2010

4	Supplementary Agreement II to the Exclusive Technology Consulting and Services Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing BaiduPay Science and Technology Co., Ltd.	September 6, 2011

5	Supplementary Agreement I to Web Layout Copyright License Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing BaiduPay Science and Technology Co., Ltd.	September 6, 2011

6	Supplementary Agreement I to Web Layout Copyright License Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Beijing BaiduPay Science and Technology Co., Ltd.	August 15, 2013

7	Amended and Restated Operating Agreement	Baidu Online Network Technology (Beijing) Co., Ltd.; Beijing BaiduPay Science and Technology Co., Ltd.; Zhixiang Liang; Beijing Baidu Netcom Science Technology Co., Ltd.; and An Yi Heng Tong (Beijing) Technology Co., Ltd.	October 18, 2016

8	Amended and Restated Equity Pledge Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Zhixiang Liang	October 18, 2016

9	Letter of Guarantee	Hailong Xiang	October 18, 2016

10	Exclusive Equity Purchase and Transfer Option Agreement	Baidu, Inc.; Baidu Online Network Technology (Beijing) Co., Ltd.; Zhixiang Liang; and Beijing BaiduPay Science and Technology Co., Ltd.	March 31, 2018

11	Proxy Agreement	Baidu, Inc. and Zhixiang Liang	March 31, 2018

12	Loan Agreement	Baidu Online Network Technology (Beijing) Co., Ltd. and Zhixiang Liang	March 31, 2018

13	Power of Attorney	Zhixiang Liang	March 31, 2018